Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR 2014; DIVIDEND INCREASED 4%

MILWAUKEE, August 14, 2014/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its fourth fiscal quarter and fiscal year ended June 29, 2014.

Highlights:

•	Fourth quarter fiscal 2014 consolidated net sales increased 4.1% to $496.8 million compared to the prior year

•	Fourth quarter fiscal 2014 engines segment sales increased 6.3% to $317.8 million compared to the prior year

•	Fourth quarter 2014 consolidated adjusted net income increased 36% to $14.6 million, from adjusted net income of $10.7 million in the fourth quarter of fiscal 2013

•	Fourth quarter 2014 adjusted diluted earnings per share were $0.31, or $0.09 higher than the prior year

•
Fiscal 2014 full year consolidated net sales of $1.86 billion were consistent with the prior fiscal year; Fiscal 2014 organic sales growth of 4% after excluding approximately $100 million of storm related sales in the previous fiscal year and acquisition-related growth

•	Quarterly dividend increased by 4% to $0.125 per share

•	Board of Directors authorized an additional $50 million in share repurchases

“Despite a slower than normal start to the lawn and garden season this spring, we saw improved sales results for our engines and products due to the new innovative products launched this year and market share gains made within the large engine category,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. Teske continued, “In addition to higher sales, we saw margin expansion in our engines business even as we continued to invest in our future with new product launches and building out our international sales distribution in emerging regions. Within our Products segment, our new pressure washer product launches and our commercial lawn and garden business continued to perform well even as we saw reduced demand for generators in the U.S. following an uneventful storm season and lower pre-season snow thrower sales to our European customers due to a significantly below normal snow season in Europe last winter.”

Also commenting on the fiscal year end results was David J. Rodgers, Senior Vice President and Chief Financial Officer, who said “Given our continued strong cash flow from operations of $127 million during fiscal 2014 and the ongoing strength of our balance sheet, the Board authorized an additional $50 million for share repurchases and a 4% increase in our quarterly cash dividend.”

Teske also commented on the recent announcement that Briggs & Stratton would acquire Allmand Bros., Inc., a Holdrege, Nebraska based designer and manufacturer of high quality towable light towers, industrial heaters and solar LED arrow boards. “We are pleased to announce a combination of these two well-established and great companies. We believe the acquisition of Allmand diversifies our higher margin commercial product portfolio, provides an entry into the construction and energy job site channels, and provides higher sales growth opportunities in the U.S. and abroad,” said Teske.

Consolidated Results:

Consolidated net sales for the fourth quarter of fiscal 2014 were $496.8 million, an increase of $19.6 million or 4.1% from the fourth quarter of fiscal 2013, due to higher sales of large engines used on riding lawnmowers, pressure washers, and service parts used on lawn and garden equipment. The increase in sales was partially offset by lower sales of smaller engines used in walk lawnmowers and decreased sales of generators. The fiscal 2014 fourth quarter consolidated net income, which includes restructuring actions and goodwill and tradename impairment charges, was $7.8 million or $0.17 per diluted share. The fourth quarter of fiscal 2013 consolidated net loss, which included restructuring charges, goodwill and tradename impairment charges, and a litigation settlement, was $55.0 million or $1.17 per diluted share.

Consolidated net sales for fiscal 2014 were $1.9 billion, a decrease of $3.4 million or 0.2% from fiscal 2013, due to lower sales of generators and the engines that power them. The impact of fewer weather related events creating demand for generators and the related engines was an estimated sales decrease of $100 million for fiscal 2014. This decrease was offset by higher sales of engines used on U.S. lawn and garden equipment, increased sales of pressure washers and sales from Branco, which was acquired mid-year in fiscal 2013. Fiscal 2014 consolidated net income, which included restructuring actions and goodwill and tradename impairment charges, was $28.3 million or $0.59 per diluted share. Fiscal 2013 consolidated net loss, which includes restructuring charges, goodwill and tradename impairment charges, and a litigation settlement, was $33.7 million or $0.73 per diluted share. The estimated impact of the reduced storms on generator and related engine sales in fiscal 2014 was $0.20 per diluted share compared with fiscal 2013 which had storms including Hurricanes Isaac and Sandy.

Non-GAAP Financial Measures

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted income from operations”, and “adjusted net income”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Engines Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2014	2013	2014	2013
Engines Net Sales	$317,769	$299,043	$1,219,627	$1,189,674

Engines Gross Profit as Reported	$70,018	$54,506	$257,441	$236,486
Restructuring Charges	477	1,662	3,099	9,008
Adjusted Engines Gross Profit	$70,495	$56,168	$260,540	$245,494

Engines Gross Profit % as Reported	22.0%	18.2%	21.1%	19.9%
Adjusted Engines Gross Profit %	22.2%	18.8%	21.4%	20.6%

Engines Income from Operations as Reported	$21,685	$10,519	$72,213	$59,093
Restructuring Charges	477	1,662	3,524	12,443
Litigations Settlement	—	1,877	—	1,877
Adjusted Engines Income from Operations	$22,162	$14,058	$75,737	$73,413

Engines Income from Operations % as Reported	6.8%	3.5%	5.9%	5.0%
Adjusted Engines Income from Operations %	7.0%	4.7%	6.2%	6.2%

Engines segment net sales of $317.8 million in the fourth fiscal quarter increased $18.7 million or 6.3% from the prior year. Total engine volumes shipped in the quarter increased 2% to approximately 2 million units. Net sales increased partially due to increased placement of large engines used on lawn and garden equipment in the North America market, higher sales into the European market due to an improved season and higher service parts sales. Partially offsetting this increase was lower sales of small engines due to a decrease in the market for walk lawnmowers this season. New innovations, including Quiet Power Technology™ (“QPT™”), Mow-and-Stow™ and Ready Start® for Ride, were well received by the market this selling season.

Engines segment adjusted income from operations in the fourth fiscal quarter was $22.2 million, an increase of $8.1 million from the prior year. Engines segment adjusted gross profit margin improved 50 basis points on favorable net pricing and mix, including the impact of new product introductions. In addition, we benefitted by 27% higher production of engines in the quarter improving adjusted gross profit margin by 160 basis points. Lastly, engine segment adjusted gross profit margin benefited by 130 basis points due to reduced manufacturing costs and improved plant efficiencies compared to the prior year. Engineering, selling, general and administrative increased $6.2 million due to increased international sales and marketing expenses, research and development costs, corporate development and legal expenses, and compensation and benefits.

Products Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2014	2013	2014	2013
Products Net Sales	$206,588	$203,127	$736,312	$805,450

Products Gross Profit as Reported	$25,533	$23,594	$87,682	$87,392
Restructuring Charges	660	2,129	2,742	9,753
Adjusted Products Gross Profit	$26,193	$25,723	$90,424	$97,145

Products Gross Profit % as Reported	12.4%	11.6%	11.9%	10.9%
Adjusted Products Gross Profit %	12.7%	12.7%	12.3%	12.1%

Products Income (Loss) from Operations as Reported	$(10,832)	$(93,131)	$(27,615)	$(104,918)
Restructuring Charges	933	2,129	3,015	9,753
Goodwill and Tradename Impairment	8,460	90,080	8,460	90,080
Adjusted Products Income (Loss) from Operations	$(1,439)	$(922)	$(16,140)	$(5,085)

Products Income (Loss) from Operations % as Reported	(5.2)%	(45.8)%	(3.8)%	(13.0)%
Adjusted Products Income (Loss) from Operations %	(0.7)%	(0.5)%	(2.2)%	(0.6)%

Products segment net sales of $206.6 million in the fourth fiscal quarter increased by $3.5 million or 2% from the prior year. This increase was due to higher sales of pressure washers, commercial lawn and garden equipment and service parts in the North America market. Partially offsetting the increase were lower sales of generators as a result of fewer weather related events during fiscal 2014 and lower replenishment of snow throwers in Europe following last year’s dry winter. Sales volume increases in both Australia and Brazil were offset by unfavorable foreign exchange related to the devaluation of the currencies.

Products segment adjusted loss from operations in the fourth fiscal quarter was $1.4 million, an increase of $0.5 million from the prior year adjusted loss from operations. Products adjusted gross profit margins were consistent year over year. Products segment adjusted gross profit margin benefited from a 12% increase in manufacturing throughput as well as improved product sales mix in fiscal 2014. Offsetting the increase in adjusted gross profit margin was an unfavorable foreign exchange impact of approximately 60 basis points. Engineering, selling, general and administrative increased $1.0 million due to increased spending to support international growth.

Corporate Items:

Interest expense for the fourth quarter of fiscal 2014 was $0.1 million lower compared to the same period a year ago. For fiscal 2014, interest expense was comparable to fiscal 2013.

The effective tax rate for fourth quarter of fiscal 2014 was 14.8% compared to 32.6% for the same period of fiscal 2013. The tax rate for the fourth quarter of fiscal 2014 was driven by the impact of foreign operations subject to different statutory tax rates. The tax rate for the fourth quarter of fiscal 2013 was impacted by a non-deductible goodwill impairment charge.

Financial Position:

Net debt at June 29, 2014 was $30.3 million (total debt of $225.0 million less $194.7 million of cash), or $6.6 million lower than the $36.9 million (total debt of $225.3 million less $188.4 million of cash) at June 30, 2013. Cash flows provided by operating activities for fiscal 2014 were $127.1 million compared to $160.8 million in fiscal 2013. The decrease in operating cash flows was primarily related to changes in working capital as higher fourth quarter sales in fiscal 2014 led to a larger accounts receivable balance year over year. The change was partially offset by no contributions to the pension plan in fiscal 2014 compared to $29.4 million of contributions in fiscal 2013.

Restructuring:

The restructuring actions that were in progress at the beginning of fiscal 2014 have concluded as planned. These restructuring actions resulted in pre-tax restructuring costs for the fourth quarter and twelve months ended June 29, 2014 of $1.4 million and $6.5 million, respectively. Incremental pre-tax restructuring savings for fiscal 2014 were $2.5 million.

In the first quarter of fiscal 2015, the Company announced further restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. The Company will continue to focus on premium residential products through its Snapper and Simplicity brands and commercial products through its Snapper Pro and Ferris brands. The Company will close its McDonough, Georgia location and consolidate production into existing facilities in Wisconsin and New York.

Total restructuring charges related to these actions are anticipated to be approximately $30 to $37 million, including non-cash write-downs of approximately $15 to $20 million, to be recorded during fiscal 2015. Total cash costs related to these actions are anticipated to be approximately $15 to $17 million, with the majority of the cash costs being incurred in fiscal 2015. Total annual cost savings as a result of these actions are anticipated to be approximately $15 to $20 million with approximately $5 million to $7 million expected to be realized in fiscal 2015 and the remainder realized in fiscal 2016 upon completion of the transition in the fourth quarter of fiscal 2015. Products segment sales are estimated to be lower by approximately $20 to $25 million in fiscal 2015 and $35 to $45 million annually beginning in fiscal 2016 as a result of these actions.

Pending Acquisition:

On August 14, 2014, the Company announced that it signed a definitive agreement to acquire Allmand Bros., Inc. Founded in 1938 and based in Holdrege, Nebraska, Allmand is a leading designer and manufacturer of high quality towable light towers, industrial heaters, and solar LED arrow boards. The transaction is expected to close in the next 30 days.

Share Repurchase Program:

On August 8, 2012, the Board of Directors of the Company authorized up to $50 million in funds associated with the common share repurchase program with an expiration date of June 30, 2014. On January 22, 2014, the Board of Directors of the Company authorized up to an additional $50 million in funds for use in the Company’s common share repurchase program with an extension of the expiration date to June 30, 2016. On August 13, 2014, the Board of Directors of the Company authorized up to an additional $50 million in funds for use in the Company’s common share repurchase program with an expiration date of June 30, 2016. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During fiscal 2014, the Company repurchased 2,100,499 shares on the open market at an average price of $20.49 per share. Since the end of the fiscal year, the Company has repurchased an additional 658,167 shares on the open market at an average price of $19.35 per share. As of August 12, 2014, the Company has remaining authorization to repurchase up to approximately $75 million of common stock with an expiration date of June 30, 2016.

Outlook:

For fiscal 2015, the Company projects net income to be in a range of $50 million to $60 million or $1.07 to $1.27 per diluted share prior to the impact of acquisitions, additional share repurchases, or costs related to our announced restructuring actions. Our fiscal 2015 consolidated net sales are projected to be in a range of $1.88 billion to $1.94 billion. We estimate that the retail market for lawn and garden products will increase 1-4% in the U.S. next season. Sales estimates do not include the impact of landed hurricanes. Operating income margins for fiscal 2015 are expected to improve over fiscal 2014 and be in a range of 4.5% to 5.0% and reflect the positive impacts of the restructuring actions, particularly in the last quarter of the fiscal year. Interest expense and other income are estimated to be approximately $19 million and $7 million, respectively. The effective tax rate is projected to be in a range of 30% to 33% and capital expenditures are projected to be approximately $60 million to $65 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1623908.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, SnapperPro®, Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2014	2013	2014	2013
NET SALES	$496,761	$477,153	$1,859,060	$1,862,498
COST OF GOODS SOLD	400,288	391,793	1,506,436	1,514,597
RESTRUCTURING CHARGES	1,137	3,791	5,841	18,761
Gross Profit	95,336	81,569	346,783	329,140

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	75,965	70,632	291,367	276,188
RESTRUCTURING CHARGES	273	—	698	3,435
GOODWILL AND TRADENAME IMPAIRMENT	8,460	90,080	8,460	90,080
Income (Loss) from Operations	10,638	(79,143)	46,258	(40,563)

INTEREST EXPENSE	(4,644)	(4,717)	(18,466)	(18,519)
OTHER INCOME	3,205	2,281	9,342	6,941
Income (Loss) before Income Taxes	9,199	(81,579)	37,134	(52,141)

PROVISION (CREDIT) FOR INCOME TAXES	1,358	(26,568)	8,787	(18,484)
Net Income (Loss)	$7,841	$(55,011)	$28,347	$(33,657)

EARNINGS (LOSS) PER SHARE
Basic	$0.17	$(1.17)	$0.59	$(0.73)
Diluted	0.17	(1.17)	0.59	(0.73)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	45,814	47,310	46,366	47,172
Diluted	45,909	47,310	46,436	47,172

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal June
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2014	2013
Cash and Cash Equivalents	$194,668	$188,445
Accounts Receivable, Net	220,590	190,800
Inventories	376,103	408,095
Deferred Income Tax Asset	48,958	47,534
Prepaid Expenses and Other Current Assets	30,016	24,107
Total Current Assets	870,335	858,981

OTHER ASSETS:
Goodwill	144,522	147,352
Investments	27,137	19,764
Debt Issuance Costs	4,671	4,710
Other Intangible Assets, Net	80,317	87,980
Deferred Income Tax Asset	15,178	27,544
Other Long-Term Assets, Net	10,539	14,025
Total Other Assets	282,364	301,375

PLANT AND EQUIPMENT:
At Cost	1,035,848	1,019,355
Less - Accumulated Depreciation	738,841	732,160
Plant and Equipment, Net	297,007	287,195
	$1,449,706	$1,447,551

CURRENT LIABILITIES:
Accounts Payable	$169,271	$143,189
Short-Term Debt	—	300
Accrued Liabilities	133,916	131,266
Total Current Liabilities	303,187	274,755

OTHER LIABILITIES:
Accrued Pension Cost	126,529	150,131
Accrued Employee Benefits	24,491	23,458
Accrued Postretirement Health Care Obligation	59,290	72,695
Other Long-Term Liabilities	38,775	33,574
Long-Term Debt	225,000	225,000
Total Other Liabilities	474,085	504,858

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	78,466	77,004
Retained Earnings	1,048,466	1,042,917
Accumulated Other Comprehensive Loss	(195,257)	(224,928)
Treasury Stock, at Cost	(259,820)	(227,634)
Total Shareholders' Investment	672,434	667,938
	$1,449,706	$1,447,551

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended Fiscal June
CASH FLOWS FROM OPERATING ACTIVITIES:	2014	2013
Net Income (Loss)	$28,347	$(33,657)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	50,343	55,752
Stock Compensation Expense	7,174	6,514
Goodwill and Tradename Impairment	8,460	90,080
Loss on Disposition of Plant and Equipment	465	696
Provision (Credit) for Deferred Income Taxes	(5,396)	(27,914)
Earnings of Unconsolidated Affiliates	(6,264)	(4,244)
Dividends Received from Unconsolidated Affiliates	4,069	4,636
Pension Cash Contributions	—	(29,363)
Non-Cash Restructuring Charges	4,231	13,081
Changes in Operating Assets and Liabilities:
Accounts Receivable	(29,211)	42,121
Inventories	30,775	34,696
Other Current Assets	(9,304)	10,232
Accounts Payable, Accrued Liabilities and Income Taxes	47,867	9,196
Other, Net	(4,477)	(11,013)
Net Cash Provided by Operating Activities	127,079	160,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(60,371)	(44,878)
Cash Paid for Acquisitions, Net of Cash Acquired	—	(59,627)
Proceeds Received on Disposition of Plant and Equipment	628	12,492
Net Cash Used in Investing Activities	(59,743)	(92,013)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	—
Repayments of Short-Term Debt	(300)	(2,700)
Debt Issuance Costs	(949)	—
Stock Option Exercise Proceeds and Tax Benefits	5,402	19,988
Cash Dividends Paid	(22,697)	(23,285)
Treasury Stock Purchases	(43,047)	(30,359)
Net Cash Used in Financing Activities	(61,591)	(36,356)

EFFECT OF EXCHANGE RATE CHANGES	478	(74)
NET INCREASE IN CASH AND CASH EQUIVALENTS	6,223	32,370
CASH AND CASH EQUIVALENTS, Beginning	188,445	156,075
CASH AND CASH EQUIVALENTS, Ending	$194,668	$188,445

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June
	2014 Reported	Adjustments(1)	2014 Adjusted	2013 Reported	Adjustments(1)	2013 Adjusted
NET SALES:
Engines	$317,769	$—	$317,769	$299,043	$—	$299,043
Products	206,588	—	206,588	203,127	—	203,127
Inter-Segment Eliminations	(27,596)	—	(27,596)	(25,017)	—	(25,017)
Total	$496,761	$—	$496,761	$477,153	$—	$477,153
GROSS PROFIT:
Engines	$70,018	$477	$70,495	$54,506	$1,662	$56,168
Products	25,533	660	26,193	23,594	2,129	25,723
Inter-Segment Eliminations	(215)	—	(215)	3,469	—	3,469
Total	$95,336	$1,137	$96,473	$81,569	$3,791	$85,360
INCOME (LOSS) FROM OPERATIONS:
Engines	$21,685	$477	$22,162	$10,519	$3,539	$14,058
Products	(10,832)	9,393	(1,439)	(93,131)	92,209	(922)
Inter-Segment Eliminations	(215)	—	(215)	3,469	—	3,469
Total	$10,638	$9,870	$20,508	$(79,143)	$95,748	$16,605
INTEREST EXPENSE	(4,644)	—	(4,644)	(4,717)	—	(4,717)
OTHER INCOME	3,205	—	3,205	2,281	—	2,281
Income (Loss) Before Income Taxes	9,199	9,870	19,069	(81,579)	95,748	14,169
PROVISION (CREDIT) FOR INCOME TAXES	1,358	3,122	4,480	(26,568)	30,066	3,498
Net income (Loss)	$7,841	$6,748	$14,589	$(55,011)	$65,682	$10,671

EARNINGS (LOSS) PER SHARE
Basic	$0.17	$0.14	$0.31	$(1.17)	$1.39	$0.22
Diluted	0.17	0.14	0.31	(1.17)	1.39	0.22
(1) For the fourth quarter of fiscal 2014, includes restructuring charges of $1,410 net of $191 of taxes, and goodwill and tradename impairment charges of $8,460 net of $2,931 of taxes. For the fourth quarter of fiscal 2013, includes restructuring charges of $3,791 net of $1,293 of taxes, goodwill and tradename impairment charges of $90,080, of which $13,807 related to non-deductible goodwill for tax purposes with the remaining impairment generating a $28,116 tax benefit, and a litigation settlement of $1,877 net of $657 of taxes.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Twelve Months Ended Fiscal June
	2014 Reported	Adjustments(1)	2014 Adjusted	2013 Reported	Adjustments(1)	2013 Adjusted
NET SALES:
Engines	$1,219,627	$—	$1,219,627	$1,189,674	$—	$1,189,674
Products	736,312	—	736,312	805,450	—	805,450
Inter-Segment Eliminations	(96,879)	—	(96,879)	(132,626)	—	(132,626)
Total	$1,859,060	$—	$1,859,060	$1,862,498	$—	$1,862,498
GROSS PROFIT:
Engines	$257,441	$3,099	$260,540	$236,486	$9,008	$245,494
Products	87,682	2,742	90,424	87,392	9,753	97,145
Inter-Segment Eliminations	1,660	—	1,660	5,262	—	5,262
Total	$346,783	$5,841	$352,624	$329,140	$18,761	$347,901
INCOME (LOSS) FROM OPERATIONS:
Engines	$72,213	$3,524	$75,737	$59,093	$14,320	$73,413
Products	(27,615)	11,475	(16,140)	(104,918)	99,833	(5,085)
Inter-Segment Eliminations	1,660	—	1,660	5,262	—	5,262
Total	$46,258	$14,999	$61,257	$(40,563)	$114,153	$73,590
INTEREST EXPENSE	(18,466)	—	(18,466)	(18,519)	—	(18,519)
OTHER INCOME	9,342	—	9,342	6,941	—	6,941
Income (Loss) Before Income Taxes	37,134	14,999	52,133	(52,141)	114,153	62,012
PROVISION (CREDIT) FOR INCOME TAXES	8,787	4,307	13,094	(18,484)	35,442	16,958
Net income (Loss)	$28,347	$10,692	$39,039	$(33,657)	$78,711	$45,054

EARNINGS (LOSS) PER SHARE
Basic	$0.59	$0.23	$0.82	$(0.73)	$1.66	$0.93
Diluted	0.59	0.23	0.82	(0.73)	1.66	0.93
(1) For the twelve months of fiscal 2014, includes restructuring charges $6,539 net of $1,376 of taxes, and goodwill and tradename impairment charges of $8,460 net of $2,931 of taxes. For the twelve months of fiscal 2013, includes restructuring charges of $22,196 net of $6,669 of taxes, goodwill and tradename impairment charges of $90,080, of which $13,807 related to non-deductible goodwill for tax purposes with the remaining impairment generating a $28,116 tax benefit, and a litigation settlement of $1,877 net of $657 of taxes.